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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number:  333-09456

                       COMPANIA DE ALIMENTOS FARGO S.A.
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            (Exact name of registrant as specified in its charter)

             BOUCHARD 710, 1ST FLOOR, BS AS, ARGENTINA (C1106ABL)
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    $120,000,000 13-1/4% DUE AUGUsT 1, 2008
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           (Title of each class of securities covered by this Form)

                                     NONE
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   /x/       Rule 12h-3(b)(1)(i)  /x/
            Rule 12g-4(a)(1)(ii)  / /       Rule 12h-3(b)(1)(ii) / /
            Rule 12g-4(a)(2)(i)   /x/       Rule 12h-3(b)(2)(i)  /x/
            Rule 12g-4(a)(2)(ii)  / /       Rule 12h-3(b)(2)(ii) / /
                                            Rule15d-6            / /

     Approximate number of holders of record as of the certification or
notice date:   75

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:      June 20, 2003                    By:   /s/ HERNAN GESTOSO
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                                                 Presidente

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing this form shall be typed or printed under the signature.

                  Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control
SEC 2069 (01-02)  number

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